UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September_3, 2013
Sigma-Aldrich Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-08135	43-1050617
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3050 Spruce Street, St. Louis, Missouri 63103
(Address of Principal Executive Offices, Including Zip Code)
Registrant’s telephone number, including area code: (314) 771-5765
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.07	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreement
On September 3, 2013, Sigma-Aldrich Corporation (the "Company") entered into a new employment agreement (the "New Agreement") with Rakesh Sachdev, President and Chief Executive Officer of the Company, effective January 1, 2014 for a term extending through December 31, 2018. Mr. Sachdev's existing employment agreement with the Company, dated as of February 14, 2011 (the "Existing Agreement"), will expire in accordance with its terms on January 1, 2014 and govern his employment relationship with the Company until the effective date of the New Agreement. A summary of the provisions of the Existing Agreement is set forth in the the Company's Current Report on Form 8-K/A filed with the Securities and Exchange Commission (the "SEC") on February 14, 2011 (the "Form 8-K/A") and in the section titled "Information Concerning Executive Compensation - Employment Agreements" of the Company's Definitive Proxy Statement on Schedule 14A filed with the SEC on March 22, 2013. A copy of the Existing Agreement is also attached as Exhibit 10(a) to the Form 8-K/A.
Under the New Agreement, Mr. Sachdev will continue to serve as the President and Chief Executive Officer of the Company. The Agreement provides for:

•	a base salary of $990,000;

•	eligibility for annual performance bonuses under the Company's annual cash bonus plan, with a target of 100% of his annual base salary;

•	participation in all retirement, disability, pension, savings, health, medical and dental insurances and other fringe benefits available to executives;

•
participation in the Company's Long-Term Incentive Plan (the “LTIP”), with annual equity grants in the form of stock options, performance shares, restricted stock units ("RSUs") or other forms of equity as determined by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") on terms, including terms relating to retirement eligibility, no less beneficial than those generally applicable to other senior executives under the LTIP, targeted to achieve a value equal to $3,600,000, and, depending on performance, actual performance share payout may range from zero up to 200% of target; and

•
cash compensation, bonus and long term incentive opportunity for each year subsequent year of the New Agreement (2015-2018) shall be reviewed and set annually, but the base salary shall not be reduced below $990,000 per year, and the bonus and long-term incentive opportunities shall not be reduced.

The New Agreement further provides that if the Company terminates Mr. Sachdev's employment for "cause" (as defined in the New Agreement) or Mr. Sachdev voluntarily terminates his employment without "good reason" (as defined in the New Agreement) before the end of the employment period, Mr. Sachdev would receive his base salary through the date of termination but will not be entitled to any severance compensation or to any further base salary, bonus or benefits unless otherwise specified in a benefit program. If the Company involuntarily terminates Mr. Sachdev's employment without "cause" or Mr. Sachdev terminates his employment for "good reason" before the end of the employment period, Mr. Sachdev would receive his base salary through the date of termination and, provided that he executes a release of claims, he would receive severance pay equal to 2.99 times his annual base salary. Such severance payments will be made in equal installments over a 36 month period payable on the dates on which the base salary would have otherwise been paid if his employment had continued. Mr. Sachdev shall not be entitled to such severance pay if he becomes entitled to any termination payments or other severance payments under the change of control agreement previously entered into between the Company and Mr. Sachdev. In the event that Mr. Sachdev is determined to be a specified employee in accordance with Section 409A of the Internal Revenue Code of 1986, as amended ("Code"), any such severance payments shall begin on the first payroll date that is more than six (6) months following the date of separation from service, but only to the extent that such payments do not satisfy an exception to Code Section 409A.
In the event of Mr. Sachdev's death, the Company's obligations under the Agreement will terminate on the last day of the month in which he dies or in the event of his disability, on the date he first becomes entitled to receive disability benefits under the Company's long-term disability plan. The Company will pay to Mr. Sachdev or his estate all accrued and unpaid base salary and a pro rata annual bonus for the year of termination based on actual performance for that fiscal year.
In the event Mr. Sachdev voluntarily retires from the Company after he attains age 65 ("Normal Retirement"), he would receive his base salary through the date of termination but will not be entitled to any severance compensation, additional base salary or benefits unless otherwise specified in a benefit program maintained by the Company. Upon Normal Retirement, Mr. Sachdev would become fully vested in any unvested equity awards and eligible to receive a pro rata annual bonus for the year of termination based on actual performance for that fiscal year.

Mr. Sachdev agrees to protect the Company's confidential information and not to compete against the Company during his employment with the Company and for a two-year period following termination of employment.
Retention Equity Grants
On September 3, 2013, the Compensation Committee made a special grant of 130,000 stock options and 30,290 performance shares under the LTIP to Mr. Sachdev primarily for retention purposes. The stock options vest in three equal annual installments beginning on the first anniversary of the grant date and the performance shares vest in the form of Company common stock in two equal installments on the third and fifth anniversaries of the grant date, subject to the achievement of the specified performance criteria under the awards.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGMA-ALDRICH CORPORATION

Date: September 6, 2013	By:	/s/ George L. Miller
George L. Miller Senior Vice President, General Counsel and Secretary